Exhibit 10.4
November 13, 2007
Highbridge International LLC
c/o Highbridge Capital Management, LLC
9 West 57th Street, 27th Floor
New York, New York 10019
Attention: Ari J. Storch
                 Adam J. Chill
Facsimile: (212) 751-0755
Castlerigg Master Investments Ltd.
c/o Sandell Asset Management
40 West 57th St
26th Floor
New York, NY 10019
Attention: Cem Hacioglu
                 Matthew Pliskin
Facsimile: (212) 603-5710
Cranshire Capital, L.P.
3100 Dundee Road, Suite 703
Northbrook, IL 60062
Attention: Mitchell P. Kopin
Facsimile: (847) 562-9031
     RE: US Dataworks, Inc. — Senior Secured Convertible Notes
Gentlemen/Ladies,
     Pursuant to that certain Securities Purchase Agreement, dated as of November 13, 2007, by and among US Dataworks, Inc., a Nevada corporation (the “Company”) and the investors signatory thereto (the “Securities Purchase Agreement”), the Company has issued to you (the “Investors”) a Senior Secured Convertible Notes in aggregate principal amount of $4,000,000 (the “Notes”). Terms not defined in this letter agreement have the meaning given to them in the Securities Purchase Agreement. As a condition to your extending credit to the Company pursuant to the Note, Charles E. Ramey, a natural person and John L. Nicholson, a natural person (each, individually, a “Shareholder” and collectively the “Shareholders”), for good and valuable consideration, jointly and severally agree with the Investors as follows:
     1. At any time after August 13, 2008, each Investor may individually require one or more of the Shareholders to purchase all or any portion of such Investor’s Note that remains outstanding (the “Put”) for a purchase price equal to the outstanding principal amount of all of the applicable part of the
1 Sugar Creek Center Blvd., 5th Floor, Sugar Land Texas 77478
tel.: (281) 504-8100, fax: (281) 504-8101

Note subject to the Put plus any accrued interest, late charges and other amounts due and payable thereon (the “Purchase Price”).
     2. At any time on or after the delivery of a Redemption Notice (as defined in the Notes) to the Company, an Investor may deliver a written notice to the Shareholders, which notice must (x) specify that such Investor has elected to effect any redemption pursuant to such Investor’s Note and, if the Company fails (or has failed) to pay the applicable Redemption Price (as defined in the Notes) on the applicable date such Redemption Price is due pursuant to Section 11 of such Investor’s Note, that such Investor has elected to exercise the Put, (y) set forth the applicable Redemption Date (as defined in the Notes) and the proposed closing date, which is not earlier than the sixth (6th) Trading Day (as defined in the Notes) immediately following the Redemption Date nor later than the twentieth (20th) Trading Day immediately following the Redemption Date (the “Proposed Put Closing Date”) and (z) set forth the outstanding principal amount of such Investor’s Note with accrued interest as of such Proposed Put Closing Date. Such notice shall be in writing and may be personally delivered, sent by overnight courier or sent by United States mail and shall be deemed to have been given upon receipt. For the purposes hereof, the address and facsimile line transmission number of the Shareholders shall be: 1 Sugar Creek Business Center Blvd., Fifth Floor, Sugar Land, Texas 77478; fax: (281) 504-8101. If the Company fails to consummate such Redemption on such Redemption Date, such Investor may, by written notice to the Stockholders on or after the fifth (5th) Trading Day immediately following such Redemption Date, require the Stockholders to consummate the Put on (the “Put Closing Date”) either (x) the Proposed Put Closing Date or (y) such other Trading Day that is not earlier than the sixth (6th) Trading Day immediately following the Redemption Date nor later than the twentieth (20th) Trading Day immediately following the Redemption Date, in either case, as specified in such notice to the Stockholders.
     3. On the Put Closing Date, an Investor exercising the Put shall deliver the such Investor’s original Note and shall assign such Note to the Shareholders as is and without recourse and such Investor shall warrant that such Investor’s Note is assigned free and clear of any liens or encumbrances created by or through such Investor. In exchange for such delivery and assignment, the Shareholders shall pay the Purchase Price to such Investor in lawful money of the United States of America by wire transfer of immediately available funds to the account specified such Investor.
     4. The right to exercise the Put shall not in any way be limited by any event or circumstance (other than the payment in full of the Notes) affecting the Company or whether or not the Company is in compliance with its obligations under the Note.
     5. Each Shareholder hereby represents and warrants to the Investors and the Company as follows:
          (a) Such Shareholder has the legal capacity and right to execute, deliver, enter into, consummate and perform this letter agreement.
          (b) Such Shareholder is an “accredited investor” (as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “1933 Act”) and he is acquiring the interest that may arise under the Put for his own account and not with a view to, or for sale in connection with, any distribution.
          (c) Such Shareholder understands that, except as provided in the Registration Rights Agreement, the Notes have not been and is not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless subsequently registered thereunder or an exemption from such registration is available.
          (d) Such Shareholder has all requisite power and authority to execute, deliver and perform his or her obligations under this letter agreement. This letter agreement has been duly and validly authorized, executed and delivered on behalf of such Shareholder and shall constitute the legal, valid and binding obligation of such Shareholder, enforceable against him or her in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
          (e) The execution and delivery by such Shareholder of this letter agreement do not and will not violate or conflict with any law applicable to such Shareholder, any order or judgment of any court or other agency of government applicable to such Shareholder or any of such Shareholder’s assets or any material contractual restriction binding on or affecting such Shareholder or any of his assets.
          (f) There is no action, suit, proceeding, judgment, claim or investigation pending, or to the knowledge of such Shareholder, threatened against such Shareholder, which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this letter agreement.
          (g) No authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other person is required for the valid authorization, execution, delivery and performance by such Shareholder of this letter agreement and the consummation of the transactions contemplated thereby.
          (h) Such Shareholder (i) is a sophisticated person with respect to the sale of the Notes, (ii) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Notes; and (iii) has independently and without reliance upon the Investors, and based on such information as such Shareholder has deemed appropriate, made its own analysis and decision to enter into this letter agreement. Such Shareholder acknowledges that the Investors have not given Shareholder any investment advice, credit information or opinion on whether the purchase of the Notes.
          (i) Such Shareholder will purchase the Notes solely for his own account and not with a view to the distribution or resale of the Notes or his or her rights thereunder except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the 1933 Act.
          (j) Such Shareholder understands that the Notes are being offered and sold to him or her in reliance on specific exemptions from the registration requirements of United States federal and state securities laws.
          (k) Such Shareholder understands that the Notes shall bear the legends set forth in Section 2(g) of the Securities Purchase Agreement and such legends shall not be removed except in accordance with Section 2(g) of the Securities Purchase Agreement.

          (l) Such Shareholder is not purchasing the Notes as a result of any advertisement, article, notice or other communication regarding the Notes published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.
          (m) Such Shareholder has not taken any action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this letter agreement or the transactions contemplated hereby.
          (n) Such Shareholder has not, and to his knowledge no one acting on his or her behalf, has taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company.
     6. THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. EACH PARTY AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT SHALL BE BROUGHT IN A U.S. FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITTING IN THE COUNTY, CITY, AND STATE OF NEW YORK. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE JURISDICTION OF EACH COURT AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY DEFENSE OF AN INCONVENIENT FORUM OR A LACK OF PERSONAL JURISDICTION TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING AND ANY RIGHT OF JURISDICTION OR VENUE ON ACCOUNT OF THE PLACE OF RESIDENCE OR DOMICILE OF ANY PARTY HERETO. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
     7. This letter agreement supersedes all other prior oral or written agreements among the Investors, the Shareholders, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this letter agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Investors nor Shareholders makes any representation, warranty, covenant or undertaking with respect to such matters. This letter agreement may not be amended other than by a written instrument executed and delivered by each party hereto. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.
     8. If any provision of this letter agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this letter agreement so long as this letter agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).
     9. This letter agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.
     10. Each party shall use its reasonable best efforts to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this letter agreement and the consummation of the transactions contemplated hereby.
     11. Each party agrees that, except as otherwise compelled by law, court order or by a competent regulator, it will not issue any reports, statements or releases, in each case relating to this letter agreement or the transactions contemplated hereby, without the prior written consent of the other party hereto. Notwithstanding anything to the contrary set forth herein, any party and such representative of each party may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this letter agreement, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure.
     12. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together shall constitute one and the same letter agreement.
[Signature Page Follows]

     Please indicate your agreement with the above by signing and returning a copy of this letter agreement.

/s/ CHARLES E. RAMEY

CHARLES E. RAMEY

/s/ JOHN L. NICHOLSON

JOHN L. NICHOLSON

Agreed and accepted this 13th of November, 2007 by:

HIGHBRIDGE INTERNATIONAL LLC

By:	/s/ Scott M. Wallace
	Name: Title:	Scott M. Wallace Senior Vice President

CASTLERIGG MASTER INVESTMENTS LTD.

By:	Sandell Asset Management Corp.

By:	/s/ Patrick T. Burke
	Name:	Patrick T. Burke
	Title:	Senior Managing Director

Cranshire Capital, L.P.

By:	/s/ Lawrence A. Prosser Name: Lawrence A. Prosser
	Title:	CFO — Downsview Capital, Inc.